                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
    6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                             WELLS FARGO & COMPANY
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                        [LOGO OF WELLS FARGO & COMPANY]


                                                                 March 13, 1996

To Our Shareholders:

  You are cordially invited to attend the annual meeting of shareholders to be held on Tuesday, April 16, 1996. Enclosed are the Secretary's official notice of this meeting, a proxy statement and a form of proxy. This year the meeting will be held at 2:00 p.m. in the Penthouse at the Company's headquarters, 420 Montgomery Street, San Francisco, California.

  At this meeting you will be asked to elect directors to serve until the next annual meeting, to adopt an amendment to the Company's Restated Certificate of Incorporation increasing the authorized shares of Common Stock from 150 million to 500 million, to approve the adoption of the 1996 Employee Stock Purchase Plan and to ratify the selection of the Company's independent auditors for 1996.

  We hope that you will attend. But whether you plan to attend or not, please complete, date, sign and return the enclosed proxy as soon as possible. It is important that your shares be represented at the meeting.

                                              Sincerely yours,

                                              Paul Hazen
                                              Chairman of the Board and Chief
                                               Executive Officer

                            YOUR VOTE IS IMPORTANT

  WE ENCOURAGE YOU TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING.

                             WELLS FARGO & COMPANY

                             420 Montgomery Street
                        San Francisco, California 94104

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                April 16, 1996

To the Shareholders of Wells Fargo & Company:

  The annual meeting of shareholders of Wells Fargo & Company (the "Company") will be held in the Penthouse at the Company's headquarters, 420 Montgomery Street, San Francisco, California, at 2:00 p.m. on Tuesday, April 16, 1996, in order to:

  1. Elect 20 directors to serve until the next annual meeting of shareholders or until their successors have been elected and qualified;

  2. Adopt an amendment to the Company's Restated Certificate of Incorporation increasing the authorized shares of Common Stock from 150 million to 500 million;

  3. Approve the adoption of the 1996 Employee Stock Purchase Plan; and

  4. Ratify the selection of KPMG Peat Marwick LLP as independent auditors for the Company for 1996.

  The meeting will also act upon such other matters as may properly come before the meeting or any adjournment thereof. Shareholders of record at the close of business on February 16, 1996, will be entitled to vote the number of shares held of record in their names on that date. The transfer books will not be closed.

  Whether you plan to attend the shareholders' meeting or not, please complete, date and sign the enclosed proxy card and return it in the accompanying envelope. You may revoke your proxy at any time prior to the time it is voted.

                                              Guy Rounsaville, Jr.
                                              Secretary

March 13, 1996

                                PROXY STATEMENT

  These proxy materials are furnished in connection with the solicitation by the Board of Directors of Wells Fargo & Company, a Delaware corporation (the "Company"), of proxies to be used at the annual meeting of shareholders of the Company and at any adjournment thereof. The meeting will be held in the Penthouse at the Company's headquarters, 420 Montgomery Street, San Francisco, California, at 2:00 p.m. on Tuesday, April 16, 1996. These proxy materials are being mailed to shareholders on or about March 13, 1996.

                              PURPOSE OF MEETING

  At the meeting, shareholders will be asked to (1) elect 20 directors to serve until the next annual meeting of shareholders or until their successors are elected and qualified; (2) adopt an amendment to the Company's Restated Certificate of Incorporation increasing the authorized shares of Common Stock from 150 million to 500 million; (3) approve the adoption of the 1996 Employee Stock Purchase Plan; and (4) ratify the selection of KPMG Peat Marwick LLP as independent auditors for the Company for the year 1996. In addition, the shareholders may act upon such other matters as may properly come before the meeting.

                                    VOTING

  Holders of record of the Company's Common Stock, $5.00 par value (the "Common Stock"), at the close of business on the record date, February 16, 1996, will be entitled to vote on all matters to be presented at the annual meeting. On the record date, 46,994,234 shares of Common Stock were outstanding. Votes may be cast in person or by proxy, and each share of Common Stock entitles its holder to one vote.

  A quorum comprising the holders of a majority of the outstanding shares of Common Stock on the record date must be present or represented for the transaction of business at the annual meeting. Abstentions and broker non-votes will be counted in establishing the quorum. Directors are elected by holders of shares representing a plurality of the quorum. Abstentions and broker non-votes are not counted in the election of directors. Proposal 2 must be approved by the holders of a majority of the outstanding shares of Common Stock. Proposal 3 must receive the affirmative votes of the holders of a majority of the shares present and entitled to vote at the meeting. In accordance with the Company's By-Laws, Proposal 4 must be adopted by the holders of a majority of the shares present and voting. An abstention on Proposal 2 or 3 would have the effect of a negative vote but would not be counted in the voting on Proposal 4. A broker non-vote would count as a vote against Proposal 2 but would have no effect on the outcome of Proposal 3 or 4.

  Proxies in the accompanying form which are properly executed and returned to the Company will be voted at the annual meeting in accordance with the instructions contained in such proxies and, at the discretion of the proxy holders, on such other matters as may properly come before the meeting. Where no such instructions are given, the shares will be voted for the election of directors as described herein, for the amendment to the Restated Certificate of Incorporation, for the approval of the 1996 Employee Stock Purchase Plan and for the ratification of the selection of independent auditors. The Board of Directors does not know of any matters to be acted upon at the meeting other than the foregoing items. Any shareholder has the power to revoke his or her proxy at any time before it is voted.

                             CORPORATE GOVERNANCE

  The Company is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and is incorporated in the State of Delaware. The Company's principal subsidiary is Wells Fargo Bank, National Association (the "Bank"), a national banking association organized under the laws of the United States. The Company's 1995 Annual Report provides a review of the Company's operations during the past year.

  The Board of Directors of the Company met 12 times during 1995 and now consists of 14 members. William R. Breuner, currently a member of the Board, has reached the mandatory age for retirement under the Company's tenure policy for directors and accordingly will not stand for reelection at the annual meeting. The nominees consist of the remaining 13 incumbent directors of the Company and seven members of the Board of Directors of First Interstate Bancorp ("First Interstate"). These seven nominees have been jointly selected by the Boards of the Company and First Interstate pursuant to the merger agreement signed on January 23, l996, providing for the merger of First Interstate into the Company. Biographies of all nominees are provided under "Proposal 1 -- Election of Directors."

  The Company and the Bank have each established the Board committees described below. The membership of each committee is the same for the Company and the Bank, and the corresponding committees of both institutions usually hold joint meetings.

  The Executive Committee may exercise all of the power and authority of the Board, except for certain fundamental responsibilities such as amending the By-Laws, which are reserved to the Board. In addition, subject to the authority of the Board, the Committee is authorized to supervise the general management and direction of the business and affairs of the Company. Directors serving on the Executive Committee since the last annual meeting are: Paul Hazen, Chairman; Rayburn S. Dezember; Robert K. Jaedicke; Philip J. Quigley; Carl E. Reichardt; Susan G. Swenson; Chang-Lin Tien; John A. Young; and William F. Zuendt. The Committee met seven times in 1995.

  The Committee on Examinations and Audits oversees the adequacy of the Company's control environment. The Committee meets regularly with management, the Company's general auditor and its independent auditors to review the scope and results of their work. The Committee also recommends the appointment of the independent auditors. See "Proposal 4 -- Ratification of Selection of Independent Auditors." In addition, the Committee reviews the Company's quarterly and annual financial statements, including the adequacy of the allowance for loan losses, and all other reports legally required to be reviewed on behalf of the Board. The Committee also reviews all reports of examinations conducted by bank regulatory agencies and ensures that appropriate management personnel follow up on audit and examination findings and recommendations and implement corrective actions on a timely basis. Directors serving on the Committee since the last annual meeting are: Robert
K. Jaedicke, Chairman; H. Jesse Arnelle; William R. Breuner; William S. Davila; Philip J. Quigley; and Chang-Lin Tien. The Committee met seven times during 1995.

  The Management Development and Compensation Committee administers the executive compensation programs (including employee stock plans) of the Company and its subsidiaries and advises the chief executive officer concerning salary policy for employees of the Company and its subsidiaries below the executive level. Directors serving on the Committee since the last annual meeting are: John A. Young, Chairman; William R. Breuner; William S. Davila; Rayburn S. Dezember; Ellen M. Newman; Philip J. Quigley; and Donald B. Rice. The Committee met four times during 1995.

  The Nominating Committee is responsible for proposing candidates to fill vacancies on the Board as they occur and recommending yearly to the Board the director nominees to be elected by the shareholders at the annual meeting. Directors serving on the Committee since the last annual meeting are: William
R. Breuner, Chairman; H. Jesse Arnelle; Carl E. Reichardt; Donald B. Rice; and John A.

Young. In carrying out its responsibilities, the Committee will consider candidates suggested by shareholders. Suggestions for candidates, accompanied by biographical material for evaluation, may be sent to the Secretary, Wells Fargo & Company, 420 Montgomery Street, San Francisco, CA 94104. At its meeting on January 16, 1996, the Committee recommended the 13 nominees for director who are currently directors of the Company. On January 23, the Company entered into an agreement with First Interstate providing for the merger of First Interstate into the Company and, in connection therewith, the joint selection of up to seven members of the First Interstate Board of Directors to serve on the Board of Directors of the Company. Seven First Interstate directors were subsequently selected by the Boards of both First Interstate and the Company and are included among the nominees identified below. See "Proposal l --Election of Directors."

  The following are committees of the Bank only:

  The Trust and Investment Products Committee supervises the administration and proper exercise of the fiduciary powers of the Bank as well as the administration of the Bank's non-fiduciary investment management activities. Directors serving on the Committee since the last annual meeting are: William
F. Zuendt, Chairman; Rayburn S. Dezember; Paul Hazen; Ellen M. Newman; Carl E. Reichardt; Donald B. Rice; and Susan G. Swenson. The Committee met five times in 1995.

  The Directors' CRA Committee reviews the Bank's compliance with the Community Reinvestment Act and the statement made by the Bank under the Act with respect to the communities it serves. Directors serving on the Committee since the last annual meeting are: Chang-Lin Tien, Chairman; H. Jesse Arnelle; William S. Davila; Robert K. Jaedicke; Ellen M. Newman; and Susan G. Swenson. The Committee met three times in 1995.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

  Average attendance at Board and committee meetings during 1995 was approximately 98 percent. During 1995, all directors attended at least 75 percent of the total number of Board meetings and meetings of the committees of which he or she was a member.

DIRECTOR REMUNERATION AND RETIREMENT POLICY

  Directors who are officers of the Company or the Bank do not receive an annual retainer or meeting fees for service on either Board or as a member of any Board committee. Non-officer directors of the Company and the Bank were paid a basic annual retainer of $28,000 in 1995, with additional amounts payable in accordance with committee service. Robert K. Jaedicke, as chairman of the Committee on Examinations and Audits, and the other members of such committee received additional amounts of $10,000 and $5,000, respectively, during 1995. John A. Young, as chairman of the Management Development and Compensation Committee commencing in April 1995, received $3,333 (the portion of the chairman's yearly fee of $5,000 prorated for that portion of the year Mr. Young served as such), and the other members of such committee received additional amounts of $2,000 during the year. Non-officer directors were paid a fee of $1,200 for each Board meeting attended during 1995, except that when Board meetings of the Company and the Bank were held on the same day, the total fee was limited to $1,200. During 1995, all non-officer directors received a fee of $1,000 for each committee meeting attended, except that when the same committees of the Company and the Bank had a combined meeting, the total fee for such meeting was limited to $1,000. A director may defer the receipt of his or her annual retainer and meeting fees and elect to receive either interest on the deferred amount or a return based upon the hypothetical investment of the deferred fees in Common Stock. The Company also reimburses directors for travel, food, lodging and other expenses incurred in attending Board and committee meetings.

  Two directors have consulting arrangements, one with the Company and the other with the Bank. Rayburn S. Dezember promotes customer, community and trade association relations and provides customer referrals under a consulting agreement with the Company that runs until 1999 at a yearly fee of $75,000. Ellen M. Newman provides consulting services relating to the Bank's retail marketing strategies for a monthly fee of $2,500.

  Carl E. Reichardt retired as chairman of the board of the Company on December 31, 1994, but remained as a member of the Board of Directors during 1995. In connection with his retirement, the Company made available during 1995 office space and the services of a secretary and a driver on an as-needed basis for Mr. Reichardt's personal use.

  The Board of Directors has evaluated various matters affecting the Board as a result of the proposed First Interstate merger, including the Directors' Retirement Plan. As a result of such evaluation, the Board terminated the Directors' Retirement Plan for all persons elected to the Board at any time after the 1996 annual meeting. For those eligible to participate, the Directors' Retirement Plan provides that a non-officer director with at least five years' service on the Board is entitled to receive, during a period equal to the lesser of 10 years or the number of full years of service on the Board, an annual retirement benefit equal to the annual retainer in effect at the time of the director's retirement, without regard to that director's service on particular committees of the Board. First Interstate has a similar retirement plan for non-officer directors with at least five years' service on the First Interstate Board. The First Interstate plan provides for payments to retired directors for a period of 20 years or the number of years served on the First Interstate Board if less. All nominees with previous service on the First Interstate Board who are elected to the Company Board at the annual meeting will be eligible to participate in the Company Directors' Retirement Plan, with credit for service on the First Interstate Board, except that such nominees with more than 10 years' service on the First Interstate Board will upon retirement from the Company Board be entitled to receive retirement benefits for the same number of years they served on the First Interstate Board.

  Non-officer directors may participate in the Director Option Plan, originally approved by shareholders in 1987 and amended with shareholder approval in 1995. Under the Plan, a non-officer director may elect to receive at the beginning of a year an option to purchase Common Stock in lieu of the director's annual retainer for that year. The number of shares subject to option is the quotient of the participant's annual retainer divided by 50 percent of the fair market value of a share of Common Stock as of January 2 of the year granted. In general, options become exercisable on the first anniversary of the date they are granted and remain exercisable for nine years thereafter. The option price is 50 percent of the fair market value of a share of Common Stock as of the date the option is granted. During 1995, options to purchase an aggregate of 1,138 shares of Common Stock were issued to five directors under the Plan.

  Under the 1990 Director Option Plan, each non-officer director elected or reelected each year at the annual meeting automatically receives an option to purchase 500 shares of Common Stock. Directors joining the Board at other times receive options to purchase a prorated number of shares. The exercise price per share of each such option is the fair market value of a share of Common Stock as of the date the option is granted. During 1995, options to purchase 6,l26 shares of Common Stock were granted to 12 directors under the 1990 Plan.

  The Board of Directors has adopted a retirement policy which precludes any non-officer director from standing for election to the Board after age 70. This policy also precludes any director who was an active officer at the time of his or her first appointment from continuing to serve as a director after retirement, except that a director who has held the office of chairman of the board or president continues to be eligible to stand for election as a director until age 70. Seven of the nominees for election to the Board of Directors at the annual meeting are directors of First Interstate and have been jointly selected by the Boards of Directors of First Interstate and the Company pursuant to the merger agreement between the Company and First Interstate. In participating in this joint selection, the Company Board determined that exceptions to the Company's director retirement policy should be made where necessary to carry out the merger agreement.

                             BENEFICIAL OWNERSHIP

  The following table shows the number of shares of Common Stock beneficially owned as of February 16, 1996, by all directors and nominees for director, each of the six most highly compensated executive officers during 1995 and all directors, nominees and executive officers as a group. Executive officers are defined as all Company officers at the level of vice chairman and above and all Company staff heads on January 31, 1996 (12 persons). As of such date, no individual director, nominee or executive officer beneficially owned more than 1 percent of all outstanding Common Stock. All directors, nominees and executive officers as a group (excluding nominees who are now First Interstate directors) owned beneficially 2.5 percent of all outstanding Common Stock as of such date. No share of any other class of equity security was then beneficially owned by any member of the group.

                                                     SHARES    SHARES
                                                   SUBJECT TO   HELD
                                                     OPTIONS   THROUGH
         NON-OFFICER            SHARES    SHARES   EXERCISABLE COMPANY
          DIRECTORS              HELD      HELD      WITHIN    401(K)
         AND NOMINEES          DIRECTLY INDIRECTLY   60 DAYS    PLAN     TOTAL
         ------------          -------- ---------- ----------- ------- ---------
H. Jesse Arnelle..............     190         0       2,102        0      2,292
William R. Breuner............   2,554         0       1,000        0      3,554
Edward M. Carson/1/...........     240    23,341     144,666        0    168,247
William S. Davila.............     100         0       3,564        0      3,664
Rayburn S. Dezember...........       0    52,954       2,500    5,291     60,745
Myron Du Bain/1/..............   3,400    15,892       6,666        0     25,958
Don C. Frisbee/1/.............     581         0       3,333        0      3,981
Robert K. Jaedicke............     400         0       2,500        0      2,900
Thomas L. Lee/1/..............     866         0       4,666        0      5,532
William F. Miller/1/..........       0     1,540       6,666        0      8,206
Ellen M. Newman...............   2,650        27       2,500        0      5,177
Philip J. Quigley.............       0       400         659        0      1,059
Carl E. Reichardt.............       0   148,509         126        0    148,635
Donald B. Rice................     610     4,490       1,483        0      6,583
Richard J. Stegemeier/1/......       0     3,916       2,000        0      5,916
Susan G. Swenson..............      50         0         168        0        218
Daniel M. Tellep/1/...........     333         0       6,000        0      6,333
Chang-Lin Tien................     100         0       2,660        0      2,760
John A. Young.................     400         0       5,309        0      5,709
   MOST HIGHLY COMPENSATED
     OFFICERS DURING 1995
   -----------------------
Paul Hazen/2/................. 125,717    65,800     242,005    3,420    436,942
William F. Zuendt/2/..........  36,643         0     130,775        0    167,418
Michael J. Gillfillan.........   8,330       498      53,300        0     62,128
Rodney L. Jacobs..............   3,000    13,088      61,500    1,064     78,652
Charles M. Johnson............  19,050         0      59,500    4,163     82,713
Clyde W. Ostler...............  11,479         0      58,625        0     70,104
            GROUP
            -----
Directors, Nominees, and
 Executive Officers as a
 Group (31 persons)........... 234,097   333,091     850,323   16,838  1,434,349

--------

1. Share ownership reported for present members of the First Interstate Board represents shares of Common Stock they will have the right to receive when the merger of First Interstate into the Company is completed (currently scheduled for April 1, 1996) and their First Interstate shares are converted into Common Stock and their options become exercisable for Common Stock.

2. Also a director.

  The following are the only persons known to the Company to have been the beneficial owners of more than 5 percent of the outstanding Common Stock on February 16, 1996:

                   NAME AND ADDRESS OF              AMOUNT AND NATURE OF
                    BENEFICIAL OWNER                BENEFICIAL OWNERSHIP PERCENT
                   -------------------              -------------------- -------
      Walter H. Annenberg
      St. Davids Center, Suite A-200
      150 Radnor-Chester Road
      St. Davids, Pennsylvania 19087...............     3,940,010/1/       8.2
      Warren E. Buffett
      1440 Kiewit Plaza
      Omaha, Nebraska 68131........................     6,819,218/2/      14.2

--------
1. Mr. Annenberg shares voting and dispositive power over 10,000 of the reported shares with his wife. He has sole voting and dispositive power over the balance.

2. Mr. Buffett shares dispositive power over all of the reported shares. As to 6,791,218 of them, subject to the following two sentences, he shares voting power and dispositive power with Berkshire Hathaway Inc., a diversified holding company he may be deemed to control, and certain of its subsidiaries. In connection with obtaining the approval of the Board of Governors of the Federal Reserve System to acquire up to 22 percent of the Common Stock, Berkshire Hathaway and the Company have entered into an agreement, and Berkshire Hathaway has made commitments to the Board of Governors, designed to assure that its investment in the Company will at all times be passive. Accordingly, Berkshire Hathaway has granted its proxy to the Company to vote Berkshire Hathaway's shares in accordance with the recommendations of the Board of Directors of the Company. The 28,000-share balance of the shares identified as beneficially owned by Mr. Buffett is held by certain defined-benefit-type employee benefit plans for Berkshire Hathaway employees. While Mr. Buffett may be deemed to have beneficial ownership of such 28,000 shares due to his power to direct the investments of such plans, Mr. Buffett does not have or share voting power over such shares.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  Upon completion of the Company's merger with First Interstate Bancorp ("First Interstate"), as more fully explained in the following paragraph, 20 persons will be elected to serve on the Board of Directors until the next annual meeting or until their successors are elected and qualified. Directors are elected by a plurality of the votes cast by holders of Common Stock on the record date present in person or represented by proxy at the annual meeting. The proxy holders named on the accompanying proxy card, unless otherwise instructed, intend to vote all of the shares they represent as proxies for each of the nominees named herein. Although it is not contemplated that any nominee will decline or be unable to serve, if either occurs prior to the annual meeting, the Board of Directors will select a substitute nominee or amend the By-Laws of the Company to reduce the authorized number of directors.

  In its merger agreement with First Interstate, the Company agreed that up to seven directors of First Interstate jointly selected by the Boards of Directors of the Company and First Interstate would become directors of the Company upon the consummation of the merger of First Interstate into the Company, presently scheduled for April l. Accordingly, Edward M. Carson, Myron Du Bain, Don C. Frisbee, Thomas L. Lee, William F. Miller, Richard J. Stegemeier and Daniel M. Tellep, currently directors of First Interstate, have been jointly selected by the two Boards and are expected to join the Board of Directors of the Company upon completion of the merger. Such nominees are also being proposed for election by shareholders at the annual meeting, subject to the completion of the First Interstate merger. If the merger has not been completed by the time of the annual meeting, those nominees now serving on the First Interstate Board who receive sufficient votes to be elected at the annual meeting had the merger been completed at that time will join the Company's Board of Directors when the merger is completed. Biographical information about all nominees may be found below.

  The Board of Directors recommends a vote FOR authority for the proxy holders to vote in favor of the nominees named below or their substitutes as described above.

  Except for those nominees who are currently directors of First Interstate, all nominees are directors of the Bank. If elected as directors of the Company, all nominees will also be elected as directors of the Bank.

[PHOTO OF             H. JESSE ARNELLE Mr. Arnelle, 62, is the senior partner
H. JESSE ARNELLE]     of Arnelle, Hastie, McGee, Willis & Greene, a corporate
                      law firm in San Francisco. Mr. Arnelle has held this position since 1994 and held a similar position in a predecessor firm since 1985. He is also a director of Armstrong World Industries, Inc., Eastman Chemical
                      Corporation, FPL Group, Inc., Textron Corporation, Union
                      Pacific Resources, Inc. and WMX Technologies, Inc. Mr.
                      Arnelle is the chairman of the Pennsylvania State
                      University board of trustees. He has been a director of the Company since 1990.

[PHOTO OF             EDWARD M. CARSON Mr. Carson, 66, was chairman of the
EDWARD M. CARSON]     board from l990 to May 1, 1995, of First Interstate
                      Bancorp, where he was also chief executive officer from 1990 until January 1, 1995. He is also a director of Aztar Corporation, Terra Industries, Inc., and Castle &
                      Cooke, Inc. Mr. Carson has been a director of First
                      Interstate since l985 and is being proposed for election to the Board of the Company for the first time this year.




[PHOTO OF             WILLIAM S. DAVILA Mr. Davila, 64, until his retirement
WILLIAM S. DAVILA]    in May 1992 had been president of The Vons Companies,
                      Inc., a Los Angeles-based chain of supermarkets, since
                      1985. He is now president emeritus and a director of The
                      Vons Companies, Inc., and a director of Geo. A. Hormel &
                      Company and Pacific Gas and Electric Company. Mr. Davila is president of the California Retailers Association and serves on the board of the Mexican American Grocers
                      Association and on the foundation boards of Methodist
                      Hospital, Arcadia, and Santa Marta Hospital, Los
                      Angeles. He has been a director of the Company since
                      1990.




[PHOTO OF             RAYBURN S. DEZEMBER Mr. Dezember, 65, served as chairman
RAYBURN S. DEZEMBER]  of the board and chief executive officer of Central
                      Pacific Corporation from 1981 until its acquisition by the Company in 1990. Mr. Dezember is a director of CalMat Co., Tejon Ranch Company and The Bakersfield
                      Californian and is also a trustee of Whittier College.
                      He has been a director of the Company since 1990.

                      MYRON DU BAIN Mr. Du Bain, 72, retired in l982 as chairman and chief executive officer of Fireman's Fund Corporation, an insurance company, and subsequently served as president and chief executive officer of Amfac, Inc., from l983 to l985 and as chairman of the board of SRI International from 1985 to l989. He is a director of Scios Nova Inc., SRI International and Transamerica Corporation. Mr. Du Bain also serves as chairman of the board of the James Irvine Foundation and is a director of the San Francisco Opera Association. He has been a director of First Interstate since l983 and is being proposed for election to the Board of the Company for the first time this year.



[PHOTO OF             DON C. FRISBEE Mr. Frisbee, 72, served as chairman and
DON C. FRISBEE]       chief executive officer of PacifiCorp, a public utility
                      company, from 1972 until his retirement as chief executive officer in 1989; he retired as chairman in 1994 and is now chairman emeritus of PacifiCorp. He is also a director of Standard Insurance Company and Weyerhaeuser Company. Mr. Frisbee serves as the chairman of the board of trustees of Reed College. He has been a director of First Interstate since 1985 and is being proposed for election to the Board of the Company for the first time this year.

[PHOTO OF             PAUL HAZEN Mr. Hazen, 54, became chairman of the board
PAUL HAZEN]           of the Company and the Bank in 1995, having been
                      president of the Company and the Bank since 1984. He is a director of AirTouch Communications, Phelps Dodge
                      Corporation and Safeway, Inc. He has been a director of the Company since 1984.



[PHOTO OF             ROBERT K. JAEDICKE Mr. Jaedicke, 67, is a professor
ROBERT K. JAEDICKE]   (emeritus) of accounting at the Graduate School of
                      Business, Stanford University, where he served as dean from 1983 to 1990. He is a director of Boise Cascade
                      Corporation, California Water Service Company, Enron
                      Corporation, GenCorp, Inc., Homestake Mining Company and
                      State Farm Insurance Companies. He has been a director of the Company since 1983.



[PHOTO OF             THOMAS L. LEE Mr. Lee, 53, has been chairman and chief
THOMAS L. LEE]        executive officer since 1989 of The Newhall Land and
                      Farming Company, which is engaged in planned community development and agriculture. He is also a director of CalMat Co. In addition, Mr. Lee is a director of the Los
                      Angeles Area Chamber of Commerce, a trustee of the California Institute of the Arts and a member of the California Business Roundtable and the Urban Land
                      Institute. He has been a director of First Interstate since l993 and is being proposed for election to the Board of the Company for the first time this year.



[PHOTO OF             WILLIAM F. MILLER Mr. Miller, 70, retired in l990 as
WILLIAM F. MILLER]    president and chief executive officer of SRI
                      International, a research institute, and is now a professor of public and private management at the Graduate School of Business, Stanford University, where he has been since 1979. He is also chairman of the board of Borland International, Inc., and a director of Scios
                      Nova Inc. and Gemini-McKenna. Mr. Miller serves as chairman of the board of the Management Institute for the Environment and Business and vice chairman of Smart
                      Valley Inc., a nonprofit corporation in Silicon Valley.
                      He has been a director of First Interstate since l980 and is being proposed for election to the Board of the Company for the first time this year.




[PHOTO OF             ELLEN M. NEWMAN Mrs. Newman, 67, has been president of
ELLEN M. NEWMAN]      Ellen Newman Associates, consumer relations consultants,
                      since its founding in 1974. She is chair emeritus of the board of trustees and a trustee of the University of California, San Francisco, Foundation, a member of the board of governors of the San Francisco Symphony and a director of the California Chamber of Commerce, the Library Foundation of San Francisco and the National
                      Foundation for Advancement in the Arts. Mrs. Newman has been a director of the Company since 1976.

[PHOTO OF             PHILIP J. QUIGLEY Mr. Quigley, 53, has been chairman,
PHILIP J. QUIGLEY]    president and chief executive officer since 1994 of
                      Pacific Telesis Group, a telephone holding company with operating subsidiaries in California and Nevada. From
                      1987 to 1994 he was president and chief executive officer of Pacific Bell, the California operating subsidiary of Pacific Telesis Group. Mr. Quigley is also a director of Pacific Telesis Group and Varian
                      Associates. He has been a director of the Company since
                      1994.


[PHOTO OF             CARL E. REICHARDT Mr. Reichardt, 64, retired as chairman
CARL E. REICHARDT]    of the board of the Company and the Bank at the end of
                      1994, having occupied those positions since 1983. Mr.
                      Reichardt's directorships include Columbia/HCA
                      Healthcare Corporation, ConAgra, Inc., Ford Motor
                      Company, McKesson Corp., Newhall Management Corporation,
                      Pacific Gas and Electric Company and SunAmerica Inc. He has been a director of the Company since 1979.







[PHOTO OF             DONALD B. RICE Mr. Rice, 56, has been president and
DONALD B. RICE]       chief operating officer of Teledyne, Inc., a diversified
                      manufacturing company, since March 1993 after serving as Secretary of the Air Force from 1989 to January 1993. He is also a director of Teledyne, Inc., and Vulcan
                      Materials Company. Mr. Rice originally served as a director of the Company from 1980 to 1989 and was reelected to the Board in February 1993.



[PHOTO OF             RICHARD J. STEGEMEIER Mr. Stegemeier, 68, is chairman
RICHARD J.            emeritus of Unocal Corporation, an integrated petroleum
STEGEMEIER]           company, where he was chairman of the board from 1989
                      until his retirement in May 1995. He also served as chief executive officer from l988 to l994 and president from l988 to l992. He is a director of Foundation Health
                      Corporation, Halliburton Company, Northrop Grumman
                      Corporation, Outboard Marine Corporation, Pacific
                      Enterprises and Unocal Corporation. Mr. Stegemeier has been a director of First Interstate since l989 and is being proposed for election to the Board of the Company for the first time this year.





[PHOTO OF             SUSAN G. SWENSON Ms. Swenson, 47, has been president and
SUSAN G. SWENSON]     chief executive officer since 1994 of Cellular One, a
                      cellular telecommunications company. From 1979 to 1994 she held various operating positions within Pacific
                      Telesis Group, including president of PacTel Cellular for two and a half years and general manager of Pacific
                      Bell's second largest operating area for one year. Ms.
                      Swenson has been a director of the Company since 1994.

[PHOTO OF             DANIEL M. TELLEP Mr. Tellep, 64, has been chairman of
DANIEL M. TELLEP]     the board and chief executive officer of Lockheed Martin
                      Corporation, an aerospace manufacturer, since the merger which created it in March 1995. Prior to the merger he had held the same position with Lockheed Corporation since 1989. He is also a director of Edison
                      International and Southern California Edison Company.
                      Mr. Tellep has been a director of First Interstate since l99l and is being proposed for election to the Board of the Company for the first time this year.


[PHOTO OF             CHANG-LIN TIEN Mr. Tien, 60, has been chancellor of the
CHANG-LIN TIEN]       University of California, Berkeley, since 1990.
                      Currently serving on the boards of trustees of the Asian
                      Foundation and the Carnegie Foundation for the Advancement of Teaching and the board of directors of the American Association for the Advancement of Science, he is also an elected member of the American Academy of Arts and Sciences and of the National Academy of Engineering. Mr. Tien has been a director of the Company since 1990.



[PHOTO OF             JOHN A. YOUNG Mr. Young, 63, retired in 1992 as
JOHN A. YOUNG]        president, chief executive officer and a director of
                      Hewlett-Packard Company, positions he had held since
                      1978. He is a director of Affymetrix Corp., Chevron
                      Corporation, Ciphergen Corp., Novell, Inc., Shaman
                      Pharmaceuticals Inc. and Smithkline Beecham PLC. Mr.
                      Young is also a member of the Business Council, the National Academy of Engineering and the executive committee of the Council on Competitiveness. He serves as chairman of Smart Valley Inc., a nonprofit corporation in Silicon Valley. He has been a director of the Company since 1977.





[PHOTO OF             WILLIAM F. ZUENDT Mr. Zuendt, 49, became president of
WILLIAM F. ZUENDT]    the Company and the Bank at the beginning of 1995. Prior
                      thereto he had been a vice chairman of the Company and the Bank since 1986. He is also a director of 3Com
                      Corporation and MasterCard International and a trustee of Golden Gate University. Mr. Zuendt has been a director of the Company since 1995.

                            EXECUTIVE COMPENSATION

  The following table summarizes for the last five years compensation earned by or awarded to the chief executive officer and the other five most highly compensated executive officers during 1995. No stock appreciation rights were awarded during any period covered by the table.

                          SUMMARY COMPENSATION TABLE

                                                               LONG-TERM
                                   ANNUAL COMPENSATION       COMPENSATION
                              ------------------------------ -------------
                                                             COMMON SHARES
                                                OTHER ANNUAL  UNDERLYING    ALL OTHER
        NAME AND              SALARY    BONUS   COMPENSATION STOCK OPTIONS COMPENSATION
   PRINCIPAL POSITION    YEAR   ($)      ($)        ($)           (#)         ($)/1/
   ------------------    ---- ------- --------- ------------ ------------- ------------
Paul Hazen.............. 1995 812,500 2,000,000       291       44,400        81,250
Chairman and Chief       1994 737,500 1,250,000       291       40,000        73,750
 Executive Officer       1993 658,333 1,000,000       186       40,000        65,833
                         1992 575,000         0       186       40,000        57,500
                         1991 575,000         0       158       41,000        57,500
William F. Zuendt....... 1995 537,500 1,200,000    11,571       26,640        52,709
President                1994 475,000   850,000    11,571       27,500        47,500
                         1993 466,667   600,000    11,466       20,000        46,667
                         1992 425,000   200,000    11,466       20,000        42,500
                         1991 425,000         0    11,438       20,000        42,500
Michael J. Gillfillan... 1995 367,500   475,000    11,571       10,660        36,750
Vice Chairman            1994 325,000   475,000    11,571       15,000        32,500
                         1993 291,667   435,000    11,466       15,000        29,167
                         1992 237,500   200,000    11,466       28,000        17,741
                         1991 175,000   140,000    11,438        7,500        17,500
Rodney L. Jacobs........ 1995 375,000   750,000    11,571       15,990        37,500
Vice Chairman            1994 370,833   475,000    11,571       15,000        37,083
                         1993 333,333   400,000    11,466       27,000        33,333
                         1992 241,667   175,000    11,466       16,000        24,167
                         1991 200,000   100,000    11,438        9,000        20,000
Charles M. Johnson...... 1995 367,500   550,000    11,571       13,320        36,750
Vice Chairman            1994 325,000   475,000    11,571       15,000        32,500
                         1993 291,667   400,000    11,466       15,000        29,167
                         1992 240,833   175,000    11,466       28,000        23,147
                         1991 195,000   160,000    11,438        9,000        19,500
Clyde W. Ostler......... 1995 375,000   475,000    11,571       10,660        37,500
Vice Chairman            1994 375,000   475,000    11,571       15,000        36,790
                         1993 362,500   400,000    12,092       15,000        36,250
                         1992 300,000   175,000    11,466       16,000        30,000
                         1991 300,000    50,000    11,438       16,000        30,000

--------
1. Amounts shown for 1995 represent Company contributions to its Tax Advantage and Retirement Plan ("TAP") and its unfunded Benefits Restoration Program (the "BRP"). As permitted by law, the BRP was credited with contributions which otherwise would have been made to TAP but for the limits imposed by the Internal Revenue Code on contributions made to TAP. Amounts contributed during 1995 to TAP and the BRP respectively on behalf of the named officers were as follows: Mr. Hazen, $13,107, $68,143; Mr. Zuendt, $13,107, $39,602;
   Mr. Gillfillan, $13,107, $23,643; Mr. Jacobs $13,107, $24,393; Mr. Johnson,
   $15,000, $21,750; and Mr. Ostler $14,443, $23,057.

  Shown below is further information regarding employee stock options awarded during 1995 under the Company's Long-Term Incentive Plan to the six officers named above. No stock appreciation rights were awarded during the year.

                           OPTION GRANTS DURING 1995

                                                                                  POTENTIAL REALIZABLE VALUE AT
                                                                                     ASSUMED ANNUAL RATES OF
                                                                                    STOCK PRICE APPRECIATION
                                          INDIVIDUAL GRANTS                        FOR 10-YEAR OPTION TERM/1/
                         ---------------------------------------------------- -------------------------------------
                                                                               0% ($)     5% ($)        10% ($)
                                                                              -------- ------------- --------------
                                                                              ASSUMED  ASSUMED       ASSUMED
                                                                              COMMON   COMMON        COMMON
                         COMMON         % OF TOTAL                            STOCK    STOCK         STOCK
                         SHARES         OPTIONS                               PRICE ON PRICE ON      PRICE ON
                         UNDERLYING     GRANTED TO     EXERCISE               NOV. 21, NOV. 21,      NOV. 21,
                         OPTIONS        EMPLOYEES IN   PRICE    EXPIRATION    2005--   2005--        2005--
          NAME           GRANTED/2/ (#) FISCAL YEAR/3/ ($/SH)   DATE          $211.38  $344.55       $547.47
          ----           -------------- -------------- -------- ------------- -------- ------------- --------------
Paul Hazen..............     44,400          15.6      $211.38  Nov. 21, 2005     0        5,912,750     14,922,400
William F. Zuendt.......     26,640           9.4      $211.38  Nov. 21, 2005     0        3,547,650      8,953,440
Michael J. Gillfillan...     10,660           3.7      $211.38  Nov. 21, 2005     0        1,419,600      3,582,720
Rodney L. Jacobs........     15,990           5.6      $211.38  Nov. 21, 2005     0        2,129,390      5,374,080
Charles M. Johnson......     13,320           4.7      $211.38  Nov. 21, 2005     0        1,773,830      4,476,720
Clyde W. Ostler.........     10,660           3.7      $211.38  Nov. 21, 2005     0        1,419,600      3,582,720
Six Named Officers as a
 Group..................    121,670          42.7      $211.38  Nov. 21, 2005     0       16,202,820     40,892,080
Total Shareholder Benefit....................................................     0    6,259,000,000 15,796,200,000
Benefit of Six Named Officers as a Percent of Total..........................     0             0.3%           0.3%

--------

1. The amounts shown are not the values of the options on the date they were granted. Instead, these are hypothetical future values based on the difference between the option exercise price and an assumed future Common Stock price at the end of the 10-year term of the options using rates of growth prescribed by the Securities and Exchange Commission. For all grants shown, at an assumed appreciation rate of 5 percent per year starting at $211.38 per share, the Common Stock price would be $344.55 and the total increase in shareholder value would be $6,259,000,000 ($133.17 increase per share x 47 million outstanding shares). At an assumed appreciation rate of 10 percent per year starting at $211.38 per share, the Common Stock price would be $547.47 and the total increase in shareholder value would be $15,796,200,000 ($336.09 increase per share x 47 million outstanding shares).

2. The options generally become exercisable with respect to one-third of their underlying shares on each of the first, second and third anniversaries of their grant. The exercise price may be paid in cash or Common Stock or by means of a loan under the Long-Term Incentive Plan. See "Other Transactions with Officers and Directors--Long-Term Incentive Plan," below. No stand-alone or tandem stock appreciation rights were granted during 1995. The Management Development and Compensation Committee of the Board, or a subcommittee thereof, has the discretion to provide for the acceleration of the exercisability of options if it determines that a change in control of the Company has occurred, but the Committee has never exercised that discretion.
3. Options to purchase a total of 284,700 shares of Common Stock were granted during 1995.

  The following table shows the value realized upon exercise of options during 1995 and certain information about unexercised options at year-end with respect to the named officers. There were no stock appreciation rights exercised during the year or outstanding at year-end.

      AGGREGATED OPTION EXERCISES DURING 1995 AND YEAR-END OPTION VALUES


                         OPTIONS EXERCISED DURING 1995
                         ------------------------------
                                                                                   VALUE/1/ OF UNEXERCISED
                                                        COMMON SHARES UNDERLYING           IN-THE-
                                                         UNEXERCISED OPTIONS ON      MONEY OPTIONS/2/ ON
                                                            DECEMBER 31, 1995       DECEMBER 31, 1995($)
                                                        ------------------------- -------------------------
                         SHARES ACQUIRED     VALUE
          NAME           ON EXERCISE(#)  REALIZED($)/1/ EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           --------------- -------------- ----------- ------------- ----------- -------------
Paul Hazen..............          0                0      242,005      84,395     34,244,846    3,454,884
William F. Zuendt.......          0                0      130,775      51,640     18,680,973    2,094,580
Michael J. Gillfillan...     10,200        1,038,275       53,300      25,660      6,894,000    1,268,053
Rodney L. Jacobs........      3,000          307,500       61,500      34,990      7,840,250    1,727,704
Charles M. Johnson......     15,500        1,820,223       59,500      28,320      7,790,750    1,280,355
Clyde W. Ostler.........     14,988        1,809,818       58,625      25,660      7,627,238    1,268,053

--------
1. "Value" represents the difference between the option exercise price and the market value of the underlying Common Stock on December 31, 1995, in the case of unexercised options, or on the date of exercise, in the case of exercised options.
2. An option is "in the money" on a particular date if the market value of the underlying Common Stock on that date exceeds the option exercise price.

  Pension Benefits. The Company terminated its defined-benefit retirement plan on December 31, 1984, and purchased annuities for participants eligible to receive benefits under such plan. Since the Employee Retirement Income Security Act of 1974 limited individual annual benefits payable under the defined benefit retirement plan, benefits that otherwise would have been payable under the annuities in excess of that limit will be paid under the Company's Benefits Restoration Program. The combined annual benefit payable from such annuities and under the Benefits Restoration Program to each of the named executive officers beginning at age 65 is as follows: Paul Hazen, $187,490; William F. Zuendt, $141,619; Michael J. Gillfillan, $78,898; Rodney
L. Jacobs, $27,573; Clyde W. Ostler, $108,638; and Charles M. Johnson,
$109,913.

          REPORT OF MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

  The Management Development and Compensation Committee (the "Committee") of the Board of Directors, which consists solely of non-officer directors, has provided the following report on executive compensation:

  The Committee has responsibility for executive compensation programs designed to attract, motivate, reward and retain the management talent required to lead the Company, achieve its business objectives and increase shareholder value. An executive's compensation consists of three elements -- base salary, bonus and stock options -- which are determined separately based on different sets of criteria. Each element of compensation is evaluated relative to recent levels of compensation for positions of similar responsibility at the 15 bank holding companies with the largest stock market capitalization, which comprise Wells Fargo's peer group (the "Peer Group"). The Committee believes that these institutions, in light of their similarity to the Company, are significant potential competitors for the executive talent Wells Fargo seeks to attract and retain. Members of the Peer Group are among the 50 largest bank holding companies in the United States and are included in the Keefe, Bruyette & Woods, Inc., 50 Total Return Index for Bank Holding Companies shown on page 18. The Committee also reviews the compensation levels of non-bank financial service providers to ensure that Wells Fargo's pay levels are competitive.

BASE SALARIES

  Base salaries for executives, including the chief executive officer, typically approximate the median salary for positions of similar responsibility in the Peer Group. Salaries are adjusted up or down from the median based on the strategic importance of the position and the skills of the executive. Generally, increases in salary occur only in response to market changes or when warranted by an executive's change in responsibilities.

BONUSES

  Executive officers, including the chief executive officer, are eligible for bonuses that are based on shareholder, Company and individual performance and on the Peer Group comparison described below.

  Shareholder Performance Criteria. The Company's return to its shareholders is compared to:

  . the returns of our Peer Group.

  . a broader measure of bank holding company stocks, the 50 bank holding companies represented in the Keefe, Bruyette & Woods, Inc., 50 Total Return Index for Bank Holding Companies (the "KBW 50"). All members of the Peer Group are included in the KBW 50.

  . a broad measure of market performance, the 500 stocks represented in the Standard & Poor's 500 Stock Index (the "S&P 500").

  Company Performance Criteria. As in prior years, in 1995 the Committee focused on such measures of company profitability as return on equity ("ROE") and return on assets ("ROA").

  Individual Performance Criteria. The Committee considered the contribution individual executive officers make to the performance of the Company, as described above. An executive's individual performance was also evaluated in such areas as leadership, vision, initiative, and personnel selection and development.

  Peer Group Comparison. To the extent that executive positions can be matched with positions in the Peer Group, bonuses are compared to those of the Peer Group. This year, bonuses are competitive with those from the median to the 75th percentile of the range of bonuses paid by the Peer Group in 1994, which reflects Wells Fargo's performance in 1995. The Peer Group is used for these evaluations rather than the KBW 50 because we believe the Peer Group reflects the market in which we compete for executives.

  In awarding bonuses, all of the foregoing factors are evaluated in a qualitative manner, are not weighted, and their relative importance may vary in view of individual circumstances.

  Deductibility of Compensation. The chief executive officer, president and vice chairmen are eligible for bonuses under the terms of the Senior Executive Performance Plan ("SEPP"), which is designed to qualify bonuses paid thereunder for tax deductibility under Section 162(m) of the Internal Revenue Code. The Company's policy with regard to Section 162(m) is stated below. The Board of Directors adopted the SEPP on February 15, 1994. The shareholders approved the plan on April 18, 1994.

  In accordance with the terms of the SEPP, in February 1995 the Committee set a target threshold for ROE of 12 percent, then set 2.5 percent as the percentage of net income applicable to Common Stock in excess of the ROE target threshold, to fund the maximum pool available for 1995 bonuses. At that time, the Committee also determined the size of each participant's percentage share of the pool, based on such participant's potential individual contribution to the success of the Company. At its meeting in February 1996, the Committee decided to award each participant in the Plan an amount smaller than the maximum amount permitted by the available pool. The criteria used in awarding such bonuses and determining the bonus amounts were the shareholder, Company and individual performance criteria and Peer Group comparison described above. At such meeting, the Committee also set a target threshold for ROE of 8 percent and 3 percent of net income applicable to Common Stock in excess of the ROE target threshold to determine the 1996 bonus pool. Such amounts were determined in light of the impact of the amortization of goodwill and intangibles from the First Interstate merger on the Company's reported return on equity.

  1995 Performance. Highlights of the Company's 1995 performance are as follows:

  . The return to our shareholders in 1995, assuming full reinvestment of dividends, was 53 percent, compared to 15.2 percent in 1994. This compares with 61.5 percent on average for the Peer Group, 60.2 percent for the bank holding companies in the KBW 50 and 37.6 percent for the companies comprising the S&P 500.

  . Our five-year return to shareholders of 336 percent compares with the 345 percent average for the Peer Group, 224 percent for the bank holding companies in the KBW 50 and 115 percent for the companies comprising the S&P 500.

  . Our ten-year return to shareholders of 874 percent compares with the 323 percent average for the Peer Group and 298 percent for the S&P 500. This data is not available for the KBW 50.

  . Company performance ranked at the top of the Peer Group in 1995. Our ROA of 2.03 percent was the highest of the Peer Group and compares favorably with the 1.15 percent average of the Peer Group. Our ROE of 29.70 percent was the highest of the Peer Group and compares favorably with the Peer Group average of 16.26 percent.

LONG-TERM INCENTIVE COMPENSATION

  Stock options are awarded to motivate executives, including the chief executive officer, to make decisions leading to sustained growth in shareholder value. To determine award levels the Committee focuses on individual impact on shareholder value, individual performance and strategic responsibility. All of the foregoing factors are evaluated in a qualitative manner, are not weighted, and their relative importance may vary in view of individual circumstances. Occasionally stock options may be granted to a new executive if his or her position has substantial strategic value and potential impact on shareholder value. Stock options are granted at fair market value on the date of grant, thereby linking individual potential compensation to shareholder gain and encouraging management to operate the Company from the perspective of an owner.

  Stock options are an integral tool used to ensure that the total compensation of our executives is generally competitive, and we analyze individual grants on a Peer Group basis when data is available. The grants in 1995 are in general between the median and 75th percentile when compared to the Peer Group. Based on the foregoing considerations, the Committee awarded 1995 stock option grants to the six officers named in the above table, "Option Grants During 1995."

POLICY REGARDING SECTION 162(M) OF THE INTERNAL REVENUE CODE

  Section 162(m) of the Internal Revenue Code ("Section 162(m)") limits federal income tax deductions for compensation paid to the chief executive officer and the four other most highly compensated officers of a public company to $1 million per year, but contains an exception for performance-based compensation that satisfies certain conditions, including limitations on the discretion of the Committee in determining the amount of such compensation.

  The Committee believes that a substantial portion of an executive's compensation should be based on Company performance and, in determining the amount and form of compensation, the Committee considers the net cost of that compensation, including whether it will generate a tax deduction. As a result, the Committee will generally seek to award performance-based compensation that would otherwise be deductible in a manner that complies with the performance-based compensation exception to Section 162(m). In that regard, the Committee believes that stock options granted at fair market value under the Long-Term Incentive Plan and bonuses awarded under the Senior Executive Performance Plan will qualify for the performance-based compensation exception to the Section 162(m) deduction limit. However, because the net cost of compensation is weighed against many other factors in determining executive compensation, the Committee may determine that it is appropriate to authorize compensation that is not deductible, whether by reason of Section 162(m) or otherwise.

STOCK OWNERSHIP GUIDELINES

  In 1993, the Company introduced minimum stock ownership guidelines to be met by officers at the level of senior vice president and above within five years after promotion to such levels. These guidelines support the view that management risk and rewards should have a direct relationship to shareholder returns. The investment at risk of each of the executive officers substantially exceeds these guidelines.

                                       Management Development and
                                       Compensation Committee:

                                       John A. Young, Chairman
                                       William R. Breuner
                                       William S. Davila
                                       Rayburn S. Dezember
                                       Ellen M. Newman
                                       Philip J. Quigley
                                       Donald B. Rice

                   COMPARATIVE TOTAL RETURN ON COMMON STOCK

  The following graphs present the yearly percentage change in the cumulative total shareholder return on the Common Stock for the five years and the ten years ended December 31, 1995. The graphs compare the cumulative total returns during those periods on the Common Stock, the Standard & Poor's 500 Stock Price Index ("S&P 500") and, in the five-year comparison only, the Keefe, Bruyette & Woods, Inc., 50 Total Return Index ("KBW 50"), which is not available for the ten-year period shown below. The KBW 50 is a market-capitalization-weighted stock price index composed of 50 bank holding company stocks. All computations have been made to give effect to the reinvestment of dividends.


               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
               AMONG WELLS FARGO & COMPANY, S&P 500 AND KBW50

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           WELLS FARGO &
(Fiscal Year Covered)        COMPANY          S&P 500      KBW50
---------------------        ----------       -------      -----
Measurement Pt- 12/31/90     $100             $100         $100
FYE 12/31/91                 $106             $130         $158
FYE 12/31/92                 $140             $144         $202
FYE 12/31/93                 $249             $154         $213
FYE 12/31/94                 $287             $156         $202
FYE 12/31/95                 $436             $215         $324




  Assuming the reinvestment of all dividends, a hypothetical investment of $100 made as of December 31, 1990, in the Common Stock of the Company, and pro rata in the 500 stocks comprising the S&P 500 and in the 50 stocks included in the KBW 50 would have been worth $436, $215 and $324, respectively, as of December 31, 1995.

                        TEN YEAR PERFORMANCE COMPARISON

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period
(Fiscal Year Covered)        WELLS FARGO     S&P 500
---------------------        -----------     -------
Measurement Pt- 12/31/85        $100           $100
FYE 12/31/86                    $165           $118
FYE 12/31/87                    $144           $124
FYE 12/31/88                    $211           $145
FYE 12/31/89                    $270           $191
FYE 12/31/90                    $224           $185
FYE 12/31/91                    $241           $238
FYE 12/31/92                    $322           $260
FYE 12/31/93                    $558           $286
FYE 12/31/94                    $642           $290
FYE 12/31/95                    $974           $398




  Assuming the reinvestment of all dividends, a hypothetical investment of $100 made as of December 31, 1985, in the Common Stock of the Company and pro rata in the 500 stocks included in the S&P 500 would have been worth $974 and $398, respectively, as of December 31, 1995.

                OTHER TRANSACTIONS WITH OFFICERS AND DIRECTORS

  Executive Loan Plan. The Company's Executive Loan Plan was adopted by the Board of Directors in 1984. The persons eligible under the Plan to receive mortgage or general purpose loans or loan guarantees from the Company include executive officers of the Company and are selected by the chairman of the board or the president pursuant to authority delegated by the Management Development and Compensation Committee, which administers the Plan. Loans bear interest at the applicable rate in effect under Section 1274(d) of the Internal Revenue Code at the time the loan is made (currently between 4.94 and 6.07 percent for loans made in March 1996, depending on the term of the loan and certain other factors) and may be reduced by up to 5 percentage points while the borrower is an employee of the Company.

  Mortgage loans must be for the purpose of purchasing, constructing or improving the executive's principal residence or refinancing outstanding indebtedness with respect to such residence, cannot have a term exceeding 30 years and, when aggregated with other outstanding debt secured by such residence, must have a maximum principal balance of the lesser of $1,500,000 or 100 percent of the fair market value of such residence. General purpose loans may not have a term exceeding 10 years and must be for personal household expenses, education or support of dependents, extraordinary medical or dental expenses, income taxes or other purposes deemed appropriate by the Management Development and Compensation Committee. General purpose loans cannot be used for investment purposes or to acquire shares of Common Stock under a stock option or similar plan of the Company or its subsidiaries, although such loans are available under the Long-Term Incentive Plan. See "Long-Term Incentive Plan," below. The maximum principal balance of all general purpose loans to the same executive cannot exceed the lesser of $250,000 or 150 percent of the executive's annual base salary.

  The following table gives information regarding the unpaid principal balances under the Plan for those of the six most highly compensated executive officers in 1995 with loans under the Plan and for all 1995 executive officers as a group during the time they served as such.

                              BALANCE AS OF   MAXIMUM BALANCE
                            DECEMBER 31, 1995   DURING 1995
                            ----------------- ---------------
   Paul Hazen
    Chairman of the Board..    $1,398,392       $1,422,762
   Michael J. Gillfillan
    Vice Chairman..........    $1,657,912       $1,690,669
   Clyde W. Ostler
    Vice Chairman..........    $1,709,837       $1,730,488
   All 1995 Executive
   Officers as a Group/1/..    $4,766,141       $5,658,121

---------------------

1. The balance as of December 31, 1995, represents loans to three persons; the maximum balance during 1995 represents loans to four persons.

  Long-Term Incentive Plan. The Management Development and Compensation Committee may authorize an extension of credit from the Company to an employee (including an employee who is an officer or director of the Company) to assist the employee in the purchase of Common Stock upon exercise of employee stock options granted under the Plan or a predecessor plan. Under current policy, the Company may extend or guarantee such loans with a maximum term of six years. Such loans bear interest at a variable rate that is adjusted each year to equal the greater of the average annual rate for three-year U.S. Treasury notes for the immediately preceding calendar year, which was 6.25 percent for 1995, and the applicable rate in effect under Section 1274(d) of the Internal Revenue Code at the time the loan is made (currently between 4.94 and 5.05 percent for loans made in March 1996, depending on the term of the loan and certain other factors).

  The following table gives information about the unpaid principal balances under the Plan and a predecessor plan for those of the six most highly compensated executive officers in 1995 with loans under the Plan or a predecessor plan and for all 1995 executive officers as a group during the time they served as such.

                                                BALANCE AS OF   MAXIMUM BALANCE
                                              DECEMBER 31, 1995   DURING 1995
                                              ----------------- ---------------
   Paul Hazen
    Chairman of the Board....................    $2,699,798       $2,699,798
   Michael J. Gillfillan
    Vice Chairman............................    $  251,700       $  251,700
   Clyde W. Ostler
    Vice Chairman............................    $  748,782       $  748,782
   All 1995 Executive Officers as a Group
   (4 persons)...............................    $3,760,044       $3,815,412

  Other Transactions. The Bank has had and expects in the future to have banking transactions in the ordinary course of its business with many of the Company's directors and executive officers and their associates, including transactions with corporations of which such persons are directors, officers or controlling shareholders, on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with others. The loans included among such transactions did not involve more than the normal risk of collectibility or present other unfavorable features at the time such loans were made.

  Loans by the Bank to directors and executive officers of the Company and to entities controlled by them are subject to limitations as to amount and purpose as prescribed by the Federal Reserve Act. For example, extensions of credit by the Bank in excess of $500,000 to directors and executive officers of the Company and their related interests require the prior approval of a majority of the disinterested directors of the Bank. All extensions of credit to such persons must be made on nonpreferential terms. In addition, the Bank may not extend credit in excess of $100,000 (not counting up to $15,000 of open-end credit) to any executive officer of the Bank, which includes most executive officers of the Company, unless the purpose is to finance the education of the officer's children or the purchase, construction, maintenance or improvement of the officer's residence.

  During 1995 Berkshire Hathaway Credit Corp. ("Berkshire") purchased a proportionate interest known as a participation in two loans previously made by the Bank. Berkshire is a wholly owned subsidiary of Berkshire Hathaway, Inc., and may be deemed to be under the control of Warren Buffett, the beneficial owner of 14.2 percent of the Common Stock. Berkshire paid $98,750,000 in the aggregate for the two participations, an amount equal to their book value. The borrowers of both loans originally paid the Bank an aggregate of $1.5 million in commitment fees with respect to the portions of their loans purchased by Berkshire, of which $750,000 was used to reduce Berkshire's purchase price. Payments of interest and principal on Berkshire's participations are payable by the borrowers of the loans and are not guaranteed by the Bank. The terms and conditions of Berkshire's purchases were determined by the Bank to be non-preferential and are consistent with other third-party transactions of a similar nature. The Company has obtained the approval of the Federal Reserve System for the Berkshire purchases.

  In June 1995 the Company agreed as part of its Common Stock repurchase program to purchase from time to time shares of Common Stock beneficially owned by Walter H. Annenberg, the beneficial owner of 8.2 percent of the Common Stock. The amounts purchased would be calculated to keep Mr. Annenberg's percentage ownership of the Common Stock at or below 9 percent when computed after each such purchase. The purchases were to take place at Mr. Annenberg's option after the close of the market at the end of a month, and the purchase price was to be the average of the high and low sales prices of the Common Stock on the last day of the month. In accordance with this agreement, the

Company purchased the following amounts of Common Stock from Mr. Annenberg on the following dates at the following aggregate prices:

        DATE                                                 SHARES     PRICE
        ----                                                 ------- -----------
      June 30, 1995......................................... 160,000 $29,110,000
      July 31, 1995.........................................  20,000 $ 3,658,750
      August 31, 1995.......................................  60,000 $11,212,500

In addition to the above shares purchased pursuant to its June l995 agreement with Mr. Annenberg, the Company also purchased 500,000 shares beneficially owned by him on October 2, 1995, for an aggregate purchase price of $93,093,750. The purchase price per share represented the average of the high and low sales prices per share of Common Stock on September 29, 1995.

  Because of the complexity of the reporting requirements imposed on the Company's directors and executive officers under Section 16 of the Securities Exchange Act of 1934, the Company has assumed responsibility for preparing and filing the reports of changes in beneficial ownership required of these persons by this statute. Based on a review of beneficial ownership reporting forms and representations of its directors, executive officers and 10 percent shareholders, the Company believes that such persons were in compliance during 1995 with these reporting requirements.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The following persons served as members of the Management Development and Compensation Committee during all or part of 1995: John A. Young and Paul A. Miller (now retired), Chairmen; William R. Breuner; William S. Davila; Rayburn
S. Dezember; Ellen M. Newman; Philip J. Quigley; and Donald B. Rice. In the case of each such director, either the individual director, a family member or an entity controlled by the director had loans or other extensions of credit outstanding from the Bank or one of its affiliates during 1995. These loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Such loans did not involve more than the normal risk of collectibility or present other unfavorable features at the time they were made.

                                  PROPOSAL 2

                      INCREASE IN AUTHORIZED COMMON STOCK

  The Company's Restated Certificate of Incorporation currently provides that the Company is authorized to issue two classes of stock, consisting of 150,000,000 shares of Common Stock, $5.00 par value, and 25,000,000 shares of Preferred Stock, $5.00 par value. In February 1996 the Board of Directors authorized an amendment to the Restated Certificate to increase the authorized number of shares of Common Stock to 500,000,000. The amendment would have no effect on the number of shares of Preferred Stock authorized by the Restated Certificate. The stockholders are being asked to approve such amendment at the annual meeting.

  The Board of Directors recommends a vote FOR the proposal to increase the authorized shares of Common Stock.

  As of December 31, l995, the Company had 46,973,319 shares of Common Stock outstanding, leaving 103,026,681 authorized but unissued shares of Common Stock. Of this amount, an aggregate of 11,555,655 shares were reserved for issuance for various purposes, including 4,186,142 shares under director and employee stock option plans, 542,358 under the 1990 Employee Stock Purchase Plan, 2,718,226 under the Tax Advantage and Retirement Plan and 4,094,173 under the Dividend Reinvestment and Common Stock Purchase and Share Custody Plan. On January 23, l996, the Company entered into a merger agreement with First Interstate Bancorp providing for the merger of First Interstate into the Company. When the merger is completed, up to approximately 53 million shares of Common Stock will be issued upon conversion of First Interstate common stock outstanding at the time and thereafter upon exercise of stock purchase options assumed by the Company in the merger. Subtracting the shares required to complete the First Interstate merger and the shares reserved for the purposes stated above from the Company's authorized but unissued shares of Common Stock, approximately
38.5 million shares remain for other purposes under the Company's Restated Certificate in its present form.

  The amendment to the Company's Restated Certificate is being proposed by the Board of Directors in order to make available additional shares of Common Stock as the need may arise without the expense and delay of a special meeting of stockholders. Authorized but unissued shares of Common Stock would be available for issuance from time to time for such purposes and for such consideration as the Board of Directors may determine to be appropriate without further action by the shareholders, except for those instances in which applicable law or stock exchange rules require shareholder approval. Such shares may be issued in the event the Board of Directors determines that it is necessary or appropriate to permit a future stock dividend or stock split, to raise additional capital, to acquire another corporation or its business or assets, to establish a strategic relationship with a corporate partner or to be issued under management incentive or employee benefit plans. The Board does not intend to authorize the issuance of any such shares except upon terms the Board deems to be in the best interests of the Company. Except as noted in the preceding paragraph, the Company has no present plans to issue any additional shares of Common Stock.

  The additional shares for which authorization is sought would be identical to the shares of Common Stock now authorized. The increase in authorized Common Stock will not have any immediate effect on the rights of existing stockholders. To the extent that the additional authorized shares are issued in the future, they will decrease the percentage ownership of existing stockholders and, depending upon the price at which they are issued, could be dilutive to existing stockholders. Holders of Common Stock have no preemptive rights.

  Additional Common Stock could be issued to delay or defeat a change in control of the Company. The Company does not currently expect to use unissued Common Stock for this purpose. In such an event, the Bank Holding Company Act of 1956, and the Change in Bank Control Act of 1978 in the case of individuals, require reporting to and approval by federal bank regulatory agencies prior to acquisition of control of the Company. The Board of Directors is not aware of any effort to effect a change in control or takeover of the Company.

  The Company last increased its authorized Common Stock from 75,000,000 to 150,000,000 shares in June l987 and prior to that from 50,000,000 to 75,000,000 shares in April 1986.

  The Company intends to apply to the New York Stock Exchange for the listing of any additional shares of Common Stock if and when such shares are issued.

                                  PROPOSAL 3

                 APPROVAL OF NEW EMPLOYEE STOCK PURCHASE PLAN


  The Wells Fargo & Company 1996 Employee Stock Purchase Plan (the "ESPP") was adopted on January l6 and amended on February 20, l996, by the Board of Directors, subject to approval by the shareholders at the annual meeting. A copy of the new ESPP is attached as Exhibit A to this Proxy Statement. The following description of the ESPP is a summary and does not purport to be fully descriptive. Reference is made to Exhibit A for more detailed information. Approval of the ESPP requires the affirmative vote of the holders of a majority of the shares present and entitled to vote at the meeting.

  The Board of Directors recommends a vote FOR approval of the new ESPP.

INTRODUCTION

  The ESPP is the successor to a similar employee stock purchase plan which was approved by shareholders in 1990 but which will expire by its terms on July 31, 1996. No additional options will be issued under that plan. The purpose of the ESPP is to provide employees of the Company, the Bank and designated subsidiaries (collectively, "Participating Companies") an opportunity to participate in the ownership of the Company through the granting of options to purchase an aggregate of up to 750,000 shares of the Company's Common Stock at a price which is likely to be less than market value at the time of purchase. The Common Stock issuable under the ESPP may be either newly issued or treasury shares. On March 8, 1996, the closing price of a share of Common Stock in New York Stock Exchange composite trading was $240 1/8.

  The ESPP is intended to benefit the Company as well as its shareholders and employees. Management believes that as many as 40,000 employees will be eligible to participate and will regard the ESPP as a significant benefit, giving them an opportunity to purchase shares of Common Stock at a favorable price. Management also believes that the shareholders will correspondingly benefit from the increased interest on the part of participating employees in the profitability of the Company.

  The Management Development and Compensation Committee of the Company's Board of Directors, which also administers certain of the Company's other executive compensation and employee benefit plans (including the expiring employee stock purchase plan), or a subcommittee thereof (the "Committee"), will administer the ESPP.

  The Company may make offerings under the ESPP which would permit the ESPP to meet the requirements of an "employee stock purchase plan," as defined in
Section 423 of the Internal Revenue Code of 1986 (the "Code"), or not to meet such requirements, as the Committee may determine from time to time.

ELIGIBILITY

  Generally, each employee of a Participating Company who, at the beginning of an Option Period, as defined below, has been an employee for at least three months, or such other minimum period of service as may be specified by the Committee, will be eligible to participate. At the discretion of the Committee in the case of an offering under the ESPP not intended to qualify under
Section 423 of the Code, employees not eligible to participate in the ESPP may include any employee not compensated on a salaried or full-commission basis or such other class of employees as the Committee may specify.

OPTION PERIODS

  It is anticipated that under the ESPP there will be a series of "Option Periods." The length of each Option Period will be specified by the Committee but may not exceed 27 months. Option Periods need not be of the same length and may run successively or concurrently, in whole or in part. Under the expiring plan Option Periods have been one year in length and have run successively.

  Each eligible employee may elect at the commencement of each Option Period to purchase at the end of such period a number of shares of Common Stock whose aggregate value, calculated as of the first day of the Option Period, is equal to a portion of his or her eligible compensation as designated by the employee (which may be no greater as of a certain day than a percentage designated by the Committee not to exceed 15 percent) plus interest at a rate determined by the Committee. The participant is then granted an option to purchase up to that number of shares of Common Stock determined by dividing the total amount of his or her designated eligible compensation, plus interest, by the fair market value of the Common Stock on the first day of the Option Period and multiplying the result by a factor between 1 and 1 1/2, as determined by the Committee at the commencement of the Option Period.

LIMITATIONS

  No option will be granted to any person who immediately thereafter would own, directly or indirectly, stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or any of its subsidiary corporations. Furthermore, the right to purchase Common Stock under the ESPP (or any other employee stock purchase plan that the Company or any of its parent or subsidiary corporations may establish) may not accrue at a rate that exceeds $15,000 in fair market value of such Common Stock (determined at the time such option is granted) for any calendar year in which such option is outstanding, regardless of whether the offering in which such option is granted is intended to qualify or not under Section 423 of the Code.

TERMS OF OPTIONS; TERMINATION

  The option price will be the lower of a specified percentage (not less than 85 percent) of the fair market value of the Common Stock on the first day of an Option Period or a specified percentage (not less than 85 percent) of the fair market value of the Common Stock on the last day of that Option Period. These two percentages (the "Applicable Percentages") are determined by the Committee prior to the commencement of the Option Period. For this purpose, the fair market value of the Common Stock on any given day will be calculated by taking the average of the closing prices in New York Stock Exchange composite trading for the five preceding trading days. Payment for shares by participating employees shall be made solely from amounts collected from participants in such manner and at such time as the Committee shall determine. Under circumstances specified by the Committee, participants may cease future contributions without terminating their options.

  Unless previously terminated, options will be exercised automatically on the last day of each Option Period. An option will terminate if the employee voluntarily terminates the option or ceases to be an employee. An eligible employee may irrevocably elect to participate in an Option Period and may agree to additional conditions to withdrawal if necessary for regulatory purposes, subject to the Plan's provisions governing termination of employment. The Committee may also determine with respect to an Option Period that a leave of absence or period of salary continuation of a certain length will be deemed a termination of employment for this purpose. Common Stock subject to a terminated option will be available for purchase pursuant to options subsequently granted.

  Options are not assignable or transferable.

AMENDMENT AND TERMINATION

  The Board of Directors may at any time alter, amend, suspend or discontinue the ESPP with respect to any shares of Common Stock not already subject to options; provided, however, that without the approval of the shareholders no modification or amendment may (i) increase the available number of shares (unless necessary for reasons described in the following paragraph), (ii) unless the Committee determines thereafter to make only offerings that do not qualify under Section 423 of the Code, change the class of companies eligible to become Participating Companies or (iii) make any other change which in the Board's judgment requires shareholder approval under applicable law or regulation.

ADJUSTMENTS TO SHARES

  If any change is made in the Common Stock (through merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination of shares, exchange of shares, change in corporate structure or otherwise), appropriate adjustments shall be made to the maximum number of shares subject to the ESPP and to the number of shares and price per share of Common Stock subject to outstanding options.

TAX CONSEQUENCES

  Offerings under the ESPP may permit the ESPP to qualify or not under Section 423 of the Code, as the Committee may determine from time to time. In the case of a qualifying offering, no taxable income results to the employee at the time of the grant of the option or upon its exercise. If the employee does not dispose of the purchased shares within two years of the date of the option grant, or within one year of the date the shares are transferred to him or her, and the purchase price was equal to 100 percent of the fair market value of the Common Stock at the date of grant, any profit or loss recognized upon subsequent disposition will be long-term capital gain or loss. If the shares are held for the prescribed period and the purchase price was less than 100 percent of the fair market value of the Common Stock at the date of grant, the lesser of (i) the excess of the fair market value of the shares at the time of disposition over the purchase price or (ii) the excess of the fair market value of the shares at the time the option was granted over the option price (determined as if the option were exercised on the date of grant) will be treated as ordinary income with any remaining profit treated as long-term capital gain; any loss will be a long-term capital loss. In either case there will be no tax effect upon the Company. If the shares are disposed of before the end of the prescribed holding period (a "disqualifying disposition"), the employee must report as ordinary income, and the Company may deduct from its taxable income, the excess of the fair market value of the Common Stock on the date of exercise over the option price; the balance of any gain or loss will be a capital gain or loss to the employee.

  In the case of options offered under circumstances which would disqualify the offering under Section 423 of the Code, the employee would recognize the difference between the option exercise price and the fair market value of the Common Stock at the time of exercise as ordinary income in the year of exercise. The Company may deduct a corresponding amount from its taxable income.

                                  PROPOSAL 4

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors has appointed KPMG Peat Marwick LLP, certified public accountants, Three Embarcadero Center, San Francisco, California, as independent auditors for the Company for 1996. Shareholders are being asked to ratify this selection at the annual meeting. This firm or a predecessor has served as the independent auditors for the Company since 1969. Ratification of the appointment of KPMG Peat Marwick LLP as independent auditors requires the affirmative vote of the holders of a majority of the shares voting at the meeting.

  As in the past, representatives of KPMG Peat Marwick LLP will be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

  The Board of Directors recommends a vote FOR this proposal.

                             COST OF SOLICITATION

  In addition to solicitation by mail, proxies may also be solicited by directors, officers and employees of the Company and the Bank, who will not receive additional compensation for such solicitation. The Company has also engaged D. F. King & Co. Inc. to assist in contacting shareholders whose stock is held in the names of brokers or other custodians and will pay $7,500 plus out-of-pocket expenses for these services. Brokerage firms and other custodians, nominees and fiduciaries will be reimbursed by the Company for their reasonable expenses incurred in sending proxy materials to beneficial owners of the Common Stock.

                                 MISCELLANEOUS

  A shareholder who intends to present a proposal at the 1997 annual meeting of shareholders for inclusion in the Company's proxy statement and form of proxy relating to such meeting must submit such proposal by November 13, 1996. The proposal must be mailed to the Company's principal executive offices at 420 Montgomery Street, San Francisco, California 94104, Attention: Secretary.

                                          Guy Rounsaville, Jr.
                                          Secretary

March 13, 1996

                                                                      EXHIBIT A

                             WELLS FARGO & COMPANY

                       1996 EMPLOYEE STOCK PURCHASE PLAN

1. PURPOSE

  The Wells Fargo & Company 1996 Employee Stock Purchase Plan (the "Plan") is intended to provide an opportunity to participate in the ownership of Wells Fargo & Company (the "Company") for eligible employees of the Company and such other companies ("Participating Companies") as the Committee (as defined below) shall from time to time designate; provided that each such company shall qualify as a "parent corporation" or "subsidiary corporation," as defined in Section 424(e) and (f) of the Internal Revenue Code of 1986 (the "Code"), on the first day of the relevant period determined in accordance with
Section 4 (the "Option Period"). It is further intended that the Plan shall qualify as an "employee stock purchase plan," as defined in Section 423 of the Code, but shall permit offerings that do not qualify under Section 423.

2. ADMINISTRATION

  The Plan shall be administered by a committee (the "Committee") appointed by the Board of Directors of the Company (the "Board"). The Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary. The Committee may delegate part or all of its obligations and authority hereunder to one or more employees or directors of the Company or a parent or subsidiary company, in which case the term "Committee" shall relate to such delegate. Decisions of the Committee shall be final and binding on all parties who have an interest in the Plan.

3. EFFECTIVE DATE AND TERM OF PLAN

  (a) No Option Period shall commence and no options shall be granted under the Plan until the Plan has been approved by the Company's shareholders. If shareholder approval is not obtained within 12 months after the date of the Board's adoption of the Plan, then the Plan shall terminate.

  (b) Unless terminated under Section 3(a) above, the Plan shall terminate at such time as the Committee shall designate, but in no event shall the Plan continue beyond the date on which all shares available for issuance under the Plan shall have been issued.

4. OPTION PERIODS

  The Plan shall have one or more Option Periods. The existence and the first day of any Option Period shall be determined by the Committee. Each Option Period shall run for a period specified by the Committee not to exceed 27 months, and the Committee shall designate the final day of each Option Period so as to facilitate administration of the Plan. Option Periods need not be of the same length and may run successively or concurrently, in whole or in part.

5. ELIGIBILITY AND PARTICIPATION

  Each employee of the Company or any of the Participating Companies shall be eligible to participate in the Plan during an Option Period except (i) employees who have not completed an introductory period of employment of three months (or such other minimum period of service as may be specified by the Committee) as of the initial date of that Option Period (including service with the Company, a Participating Company or an acquired employer that is credited for purposes of determining eligibility under the Company's qualified retirement plan), (ii) any one or more employees excluded in the sole discretion of the Committee who are members of that classification of employees described in Code Section 423(b)(4), and (iii) at the discretion of the Committee in the case of an offering that is not intended to qualify under Section 423 of the Code, any employee not compensated on a salaried or full-commission basis or such other class of employees as the Committee may specify. All eligible employees may become participants with respect to an Option Period by executing such instruments or taking such other action, if any, as the Committee may specify.

6. STOCK

  The stock subject to the Plan shall be shares of the Common Stock of the Company which are authorized but unissued or which have been reacquired. In connection with the sale of shares under the Plan, the Company may repurchase shares of Common Stock in the open market or otherwise. The aggregate amount of stock which may be sold pursuant to the Plan shall not exceed 750,000 shares (subject to adjustment as provided in Section 8).

7. OPTIONS

  Options shall be granted in such form as the Committee may from time to time approve and shall conform to the following terms and conditions:

    (a) Option Price. The option price shall be not less than the lower of:

      (1) a specified percentage (not less than 85 percent) of the fair market value of the Company's Common Stock on the first day of the Option Period or

      (2) a specified percentage (not less than 85 percent) of the fair market value of the Company's Common Stock on the last day of the Option Period,

  as determined by the Committee prior to the commencement of an Option Period (the "Applicable Percentages"). For purposes of the Plan the fair market value of the Company's Common Stock on any day shall be the average of the closing prices as recorded by the New York Stock Exchange Composite Tape for the five preceding trading days.

    (b) Payment. Payment for Common Stock to be purchased under the Plan shall be solely from amounts collected from participants in such manner and at such time as the Committee shall decide, plus interest at a rate determined by the Committee. The maximum amount which may be applied to the purchase of Common Stock under the Plan may not exceed a stated percentage of a participant's benefits compensation (not to exceed 15 percent) calculated as of a certain day for each Option Period, as specified by the Committee. The Committee may exclude or average certain items of compensation including, but not limited to, certain incentive compensation, bonuses, overtime pay, deferred compensation or contributions or benefits under any employee benefit plan. If an offering is intended to qualify under Section 123 of the Code, however, no item of compensation will be included which would cause the offering to fail to so qualify.

    (c) Number of Shares. On the first day of any Option Period, a participant shall be granted an option to purchase up to a fixed number of shares of Common Stock determined as of such date by dividing the total amount estimated to be collected pursuant to Section 7(b) (including estimated interest thereon) by 100 percent of the fair market value of the Company's Common Stock on the first day of the Option Period and multiplying the result by a constant number, not to exceed one and one-half, specified by the Committee for such Option Period. If the total number of shares of Common Stock for which options are to be granted on any date in accordance with the terms of the Plan exceed the number of shares then remaining available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Committee shall make a pro rata allocation of the shares remaining available in as near as uniform a manner as shall be practicable and as it shall deem equitable. The Committee shall give written notice of such allocation to each participant affected thereby.

    (d) Termination of Employment. If, prior to the end of an Option Period, a participant ceases to be employed by the Company or a Participating Company for any reason, including death or retirement, the participant's option shall terminate, and any amounts collected from the participant, together with interest thereon, shall be paid to the participant or the participant's personal representative.

    (e) Termination of Option. A participant may, during an Option Period, terminate his or her option, by giving written notice, in such manner and at such time as the Committee may specify. If an option is terminated, any amounts collected from the participant, together with interest thereon, shall be paid to the participant and no further amounts will be collected from the participant during the Option Period. However, a participant may irrevocably elect to participate in an Option Period and may agree to additional conditions to withdrawal if necessary for regulatory purposes, subject to the termination of employment provisions in Section 7(d).

    (f) Change in Status. The Committee may determine on a uniform basis with respect to any Option Period whether a participant who is on a leave of absence or on salary continuation or who experiences a significant reduction in pay beyond the participant's control or converts from a salaried to an hourly position will be deemed to have terminated employment after a specified period for purposes of Section 7(d) or under what circumstances such a participant may continue his or her option in effect during such Option Period.

    (g) Exercise. Each option shall be exercised automatically on the last day of the Option Period, unless the option has been previously terminated pursuant to Section 7(d) or 7(e). Any balance in the participant's account (including interest) shall be promptly paid to the participant.

    (h) Assignability. Options under the Plan shall not be assignable or transferable by the participant and shall be exercisable only by the participant.

    (i) Rights as Shareholder. A participant shall have no rights as a shareholder with respect to shares covered by any option granted under the Plan until the option is exercised. No adjustments will be made for dividends or other rights for which the record date is prior to the date of exercise.

    (j) Accrual Limitations. No option that is granted under the Plan shall permit the rights of a participant to purchase stock under the Plan and all "employee stock purchase plans" (as defined in Section 423 of the Code) of the Company or its "parent corporations" or "subsidiary corporations" (as defined in Section 424(f) of the Code) to accrue at a rate, specified by the Committee (not to exceed $15,000 of fair market value of such stock determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. The Committee shall specify at the beginning of each Option Period whether the offering for such Option Period is intended to qualify under Section 423 of the Code. No option shall be granted to an employee if the employee would own (within the meaning of Section 424(d) of the Code), or hold outstanding options to purchase, immediately after the grant, stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or any of its subsidiary corporations.

    (k) Other Provisions. Options may contain terms, not inconsistent with the Plan, as the Committee deems advisable.

8. CAPITAL ADJUSTMENTS

  If any change is made in the Common Stock subject to the Plan, or subject to any option granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination of shares, exchange of shares, change in corporate structure or otherwise), appropriate adjustments shall be made as to the maximum number of shares subject to the Plan, and the number of shares and price per share of stock subject to outstanding options.

9. AMENDMENTS

  The Board or Committee may from time to time alter, amend, suspend, or discontinue the Plan at any time not subject to options; provided, however, that no such action may, without the approval of shareholders of the Company,
(i) increase the number of shares subject to the Plan (unless necessary to effect the adjustments required under Section 8), (ii) unless the Committee determines thereafter to grant only offerings that do not qualify under
Section 423 of the Code, change the class of companies eligible to become Participating Companies or (iii) make any other change with respect to which the Board or Committee determines that shareholder approval is required by applicable law or regulatory standards.

10. NO EMPLOYMENT OBLIGATION

  Nothing contained in the Plan (or in any option granted pursuant to the Plan) shall confer upon any employee any right to continue in the employ of the Company or any affiliate or constitute any contract or agreement of employment or interfere in any way with the right of the Company or an affiliate to reduce such employee's compensation from the rate in existence at the time of the granting of an option or to terminate such employee's employment at any time, with or without cause, but nothing contained herein or in any option shall affect any contractual rights of an employee pursuant to a written employment agreement.

11. USE OF PROCEEDS

  The cash proceeds received by the Company from the issuance of shares pursuant to options under the Plan shall be used for general corporate purposes.

12. REGULATORY APPROVALS

  The implementation of the Plan, the granting of any option under the Plan, and the issuance of Common Stock upon the exercise of any such option shall be subject to the Company's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it or the Common Stock issued pursuant to it.

13. GOVERNING LAW

  To the extent not otherwise governed by federal law, the Plan and its implementation shall be governed by and construed in accordance with the laws of the State of California.

                             [LOGO RECYCLED PAPER]



                           PRINTED ON RECYCLED PAPER

                                     PROXY
                             WELLS FARGO & COMPANY
            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS APRIL 16, 1996
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) PAUL HAZEN, ROBERT K. JAEDICKE and WILLIAM F. ZUENDT, and each of them, the proxy or proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock, $5 par value, of Wells Fargo & Company (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held in San Francisco, California, on Tuesday, April 16, 1996, at 2:00 p.m., and at any adjournment thereof, with the same force and effect as the undersigned might or could do if personally present thereat.

UNLESS A CONTRARY INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND IN FAVOR OF THE PROPOSALS TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK TO 500 MILLION SHARES, TO APPROVE THE 1996 EMPLOYEE STOCK PURCHASE PLAN AND TO RATIFY THE SELECTION OF INDEPENDENT AUDITORS FOR 1996, ALL AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. THIS PROXY WILL ALSO BE VOTED AT THE DISCRETION OF THE PROXY HOLDERS ON SUCH MATTERS OTHER THAN THE FOUR SPECIFIED ITEMS AS MAY COME BEFORE THE MEETING.

A majority of such proxies or their substitutes as shall be present and acting at the meeting, or if only one be present and acting then that one, shall have and may exercise all of the powers of all of said proxies hereunder.


                               SEE REVERSE SIDE




The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR" authority in Proposal 1 and "FOR" Proposals 2, 3 and 4.

The Board of Directors favors a vote "FOR" authority in Proposal 1 and "FOR" Proposals 2, 3 and 4.

         1. Authority to vote for the following nominees for director:

            H.J. Arnelle; E.M. Carson; W.S. Davila; R.S. Dezember; M. Du Bain; D.C. Frisbee; P. Hazen; R.K. Jaedicke; T.L. Lee; W.F. Miller; E.M. Newman; P.J. Quigley; C.E. Reichardt; D.B. Rice; R.J. Stegemeier; S.G. Swenson; D.M. Tellep; C-L. Tien; J.A. Young; W.F. Zuendt.
                        / / FOR                / / WITHHELD


            FOR, except vote withheld from the following nominee(s):

            ----------------------------------------------------------------

         2. Amend Restated Certificate of
            Incorporation to increase
            authorized Common Stock to 500
            million shares.                   / / FOR  / / AGAINST  / / ABSTAIN
         3. Approve 1996 Employee Stock
            Purchase Plan.                    / / FOR  / / AGAINST  / / ABSTAIN
         4. Ratify selection of KPMG Peat
            Marwick LLP as independent
            auditors for 1996.                / / FOR  / / AGAINST  / / ABSTAIN


                                        Signature(s)
                                                  ------------------------------

                                        Date:
                                             -----------------------------------

                                        NOTE: Please sign exactly as name
                                        appears hereon. Joint owners
                                        should each sign. When signing as
                                        attorney, executor, administrator,
                                        trustee or guardian, please give full
                                        title as such.

                                        The signer hereby revokes all proxies
                                        heretofore given by the signer to vote
                                        at said meeting or any adjournment
                                        thereof.